FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 967-0161
(650) 261-3677

LANDEC CORPORATION AND MONSANTO COMPANY MODIFY LICENSE AND SUPPLY AGREEMENT

MENLO PARK, CA – December 3, 2009 -- Landec Corporation (Nasdaq: LNDC), today announced that it has modified its License, Supply and R&D Agreement with Monsanto Company (NYSE: MON) (the “Modified Agreement”).

Under the terms of the Modified Agreement, Monsanto will continue to have an exclusive license to use Landec’s Intellicoat® polymer technology for specific seed treatment applications.  Over the remaining two-year term of the Modified Agreement, Monsanto will investigate uses of Landec’s Intellicoat technology in a variety of seed categories in the field exclusively licensed to Monsanto.  As a result of the Modified Agreement, Landec now has the flexibility to pursue on its own, or with other partners, applications of its Intellicoat polymer technology in seed coatings outside of the exclusive field licensed to Monsanto.

Along with regaining the use of the Intellicoat technology outside of the specific applications licensed to Monsanto under the Modified Agreement, Landec will assume responsibility for Landec Ag’s operating expenses and will realize all the revenues and profits from the sales of existing and new Intellicoat seed coating products.

“Under the Modified Agreement, Landec will continue to work with Monsanto in the exclusive field, will continue to recognize the same amount of license fees as before for the remaining two years of the Modified Agreement and will have the opportunity to sell Intellicoat seed treatment products outside of Monsanto’s exclusive field,” stated Gary Steele, Chairman and CEO of Landec.  “We do not expect this modification to have any impact on our financial results for fiscal year 2010.”

The Modified Agreement will also continue to provide for a fee to be payable to Landec of $4 million if Monsanto elects to terminate the agreement or $10 million if Monsanto elects to purchase the rights to the exclusive field.  If Monsanto does not exercise its purchase option by December 1, 2011, Landec will receive the termination fee and all rights to the Intellicoat seed coating technology licensed to Monsanto will revert back to Landec.  If Monsanto exercises its purchase option, Landec and Monsanto will enter into a new long-term supply agreement in which Landec would be the exclusive supplier of Intellicoat polymer materials to Monsanto.

Landec Corporation is a materials science company that designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.  For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, new product introductions, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2009 (See item 1A: Risk Factors).  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.